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                                                                   Exhibit 10.09

                          CADENCE DESIGN SYSTEMS, INC.
                       CHIEF EXECUTIVE OFFICER BONUS PLAN
                        EFFECTIVE AS OF JANUARY 1, 1996


The purpose of the Chief Executive Officer Bonus Plan (the "Plan") is to motivate and reward that individual who is serving as the Company's Chief Executive Officer ("CEO") to improve the Company's profitability and achieve the established corporate goals of the Company. The Plan provides for a cash payment after the end of the Company's fiscal year ending December 31, 1996 and after the end of each subsequent fiscal year. The Company's financial performance for a given fiscal year will be based on the audited financial statements prepared by the Company's outside accounting firm. Amounts paid under the Plan are intended to be "performance-based compensation" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be interpreted in accordance with that intent.

The target bonus amount for the CEO will be established by the Compensation Committee of the Board of Directors for a given fiscal year within the first ninety (90) days of that fiscal year. The target bonus amount shall be expressed as a percentage of the CEO's base salary for that fiscal year, which base salary shall also be established by the Compensation Committee of the Board of Directors within the first ninety (90) days of that fiscal year.

The CEO's actual bonus for a given fiscal year shall be determined by the Company's achievement of the Earnings Per Share ("EPS") target established by the Compensation Committee of the Board of Directors for a given fiscal year within the first ninety (90) days of that fiscal year. For purposes of the Plan, "Earnings Per Share" shall be determined by applying generally accepted accounting principles ("GAAP") and excluding the impact of any significant unusual or non-recurring items. If the Earnings Per Share target is equalled by the Company's performance, then the CEO's actual bonus shall be equal to the target bonus amount for such year. If the Company's performance exceeds the Earnings Per Share target, then the CEO's actual bonus shall be greater than the target bonus amount for such year. If the Company's performance fails to reach the Earnings Per Share target, then the CEO's actual bonus shall be less than the target bonus amount for such year, and in some cases it is possible that no bonus may be paid. The schedule setting forth the relationship between the Company's financial performance for a given fiscal year expressed in terms of Earnings Per Share and the CEO's actual bonus shall be established by the Compensation Committee of the Board of Directors for a given fiscal year within the first ninety (90) days of that fiscal year.

In the event that the Company's actual Earnings Per Share for a fiscal year falls between two of the numbers for Earnings Per Share selected by the Compensation Committee of the Board of Directors on the schedule ("EPS Numbers"), then the percentage of the CEO's target bonus amount which will be paid as the CEO's actual bonus (the "amount percentage") shall be determined by the sum of the following two percentages: (1) the "amount percentage" matched with the lower of the two EPS Numbers on the schedule plus (2) the product (rounded to the next higher full percentage point) of the number of percentage points between the "amount percentages" for the two EPS Numbers, multiplied by a fraction, the numerator of which is the difference between the Company's actual Earnings Per Share and the lower EPS Number and the denominator of which is the number of cents between the two EPS Numbers.

In no event may the CEO's actual bonus for a given fiscal year exceed
$2,000,000.

The CEO's actual bonus for a given fiscal year shall be reduced by the amount which the CEO receives with respect to the same fiscal year under the terms of the Company's Senior Executive Bonus Plan for that fiscal year.

The amount of the CEO's actual bonus for a given fiscal year shall be certified in writing by the Compensation Committee of the Board of Directors prior to payment.

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Any individual who serves as the Company's Chief Executive Officer for a given fiscal year shall automatically be eligible to participate in the Plan. If an individual becomes Chief Executive Office during a fiscal year, that individual's target bonus amount, base salary, EPS target, and schedule of adjustments to the target bonus amount based upon actual EPS results, shall be established by the Compensation Committee before the first 25% of the remainder of that fiscal year has elapsed. These determinations of the Compensation Committee shall be applied to the period of time remaining in the fiscal year after the individual became Chief Executive Officer, or such shorter period of time within the fiscal year determined by the Compensation Committee. In order to receive a bonus payment under the Plan for a given fiscal year, the individual must be employed by the Company on the date that bonus checks are distributed for that fiscal year, or have terminated employment prior to that time on account of death or disability.

The Compensation Committee of the Board of Directors may terminate the Plan at any time, for any or no reason, and may also amend the Plan in order to reduce the amount of the CEO's bonus payment at any time, for any or no reason. The Compensation Committee of the Board of Directors shall be responsible for all matters of interpretation of the terms of the Plan, including the authority to make decisions regarding matters not expressly addressed in the Plan, and the decision of the Compensation Committee shall be final and binding on all persons having an interest in the Plan.

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